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                WARBURG PINCUS EMERGING MARKETS, JAPAN GROWTH,
         JAPAN OTC, POST-VENTURE CAPITAL AND SMALL COMPANY VALUE FUNDS


                                Rule 18f-3 Plan


     Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to the Rule adopt a plan setting forth the separate arrangement and expense allocation of each class (a "Class"), and any related conversion features or exchange privileges. The differences in distribution arrangements and expenses among these classes of shares, and the exchange features of each class, are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the governing documents of each fund listed above (the "Funds" and each a "Fund"), by action of the Board of each Fund.

     The Board, including a majority of the non-interested Board members, of each of the Funds, or series thereof, which desires to offer multiple classes has determined that the following plan is in the best interests of each class individually and the Fund as a whole:

     1. Class Designation: Fund shares shall be divided into Common Shares ("Common Shares"), Common Shares - Series 1 ("Series 1 Shares") and Common Shares - Series 2 ("Series 2 Shares").

     2. Differences in Services: Support services will be provided by financial institutions and/or retirement plans to customers and plan participants who beneficially own Series 1 Shares; distribution assistance and support services may also be provided by financial institutions, retirement plans, broker-dealers, depository institutions, institutional shareholders of record and other financial intermediaries in connection with Series 2 Shares. Counsellors Securities Inc. ("CSI") will provide shareholder and distribution services in connection with the Common Shares.

     3. Differences in Distribution Arrangements: Common Shares are sold to the general public and are subject to a .25% per annum shareholder servicing and distribution fee payable to CSI under a Shareholder Servicing and Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. Specified minimum initial and subsequent purchase amounts are applicable to the Common Shares.
























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     Series 1 Shares may be sold to certain financial intermediaries and shall be charged a shareholder service fee payable at an annual rate of up to .25%, and an administrative fee payable at an annual rate of up to .25%, of the average daily net assets of such Class pursuant to a Shareholder Services
Plan.

     Series 2 Shares are available for purchase by financial institutions, retirement plans, broker-dealers, depository institutions and other financial intermediaries (collectively, "Institutions"). Series 2 Shares may be charged a shareholder service fee (the "Shareholder Service Fee") payable at an annual rate of up to .25%, and a distribution fee (the "Distribution Service Fee") payable at an annual rate of up to .50%, of the average daily net assets of such Class under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. Payments may be made out of the assets of the Fund by the Fund directly or by CSI on its behalf. Additional payments may be made by CSI or an affiliate thereof from time to time to Institutions for providing distribution, administrative, accounting and/or other services with respect to Series 2 Shares. Payments by the Fund shall not be made to an Institution pursuant to the Plan with respect to services for which Institutions are otherwise compensated by CSI or an affiliate thereof. CSI or an affiliate thereof may pay certain Fund transfer agent fees and expenses related to accounts of customers of Institutions that have entered into agreements with CSI or the Fund. An Institution may use a portion of the fees paid pursuant to the Plan to compensate the Fund's custodian or transfer agent for costs related to accounts of customers of the Institution that hold Series 2 Shares. Payments may be made to Institutions by CSI or an affiliate thereof from such entity's own resources, which may include a fee it receives from the Fund. There is no minimum amount of initial or subsequent purchases of Series 2 Shares imposed on Institutions.

     4. Expense Allocation. The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under the Shareholder Servicing and Distribution Plan, Shareholder Services Plan or Distribution Plan, as applicable; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) Securities and Exchange Commission and Blue Sky registration fees incurred by a specific Class; (d) the expense of administrative personnel and services required to support the shareholders of a specific Class; (e) auditors' fees, litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; (g) expenses incurred in connection with shareholders' meetings as a result of issues























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relating to a specific Class; and (h) accounting expenses relating solely to a specific Class.

     The distribution, administrative and shareholder servicing fees and other expenses listed above which are attributable to a particular Class are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class; provided, however, that money market funds and other funds making daily distributions of their net investment income may allocate these items to each share regardless of class or on the basis of relative net assets (settled shares), applied in each case consistently.

     5. Conversion Features. No Class shall be subject to any automatic conversion feature.

     6. Exchange Privileges. Shares of a Class shall be exchangeable only for (a) shares of the same Class of other investment companies advised by Warburg, Pincus Counsellors, Inc. and (b) shares of certain other investment companies specified from time to time.

     7. Additional Information. This Plan is qualified by and subject to the terms of the then current prospectus for the applicable Class; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus for each Class contains additional information about that Class and the applicable Fund's multiple class structure.


Dated:  October 26, 1995